As filed with the Securities and Exchange Commission on November 30, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

CMS Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6036	20-8137247
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

123 Main Street

White Plains, New York 10601

(914) 422-2700

(Address, including Zip Code, of principal executive offices)

CMS Bancorp, Inc. 2007 Stock Option Plan

CMS Bancorp, Inc. 2007 Recognition and Retention Plan

(Full title of the Plan)

John E. Ritacco

President and Chief Executive Officer

CMS Bancorp, Inc.

123 Main Street

White Plains, New York

(914) 422-2700

Copy to:

V. Gerard Comizio, Esq.

Christian H. Chandler, Esq.

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, NW, Suite 800

Washington, DC 20006

(202) 347-8400

(Name and address, including Zip Code, telephone number and area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value	287,722	(1)	(2)	$2,910,390.96	(2)	$89.35

(1)	Based on the total number of shares of common stock of CMS Bancorp, Inc. (the “Registrant”) reserved for issuance upon the exercise of options granted pursuant to the CMS Bancorp, Inc. 2007 Stock Option Plan (“Option Plan”) and the total number of shares of common stock authorized for awards under the CMS Bancorp, Inc. 2007 Recognition and Retention Plan (the “RRP”). There are 152,154 shares of common stock subject to options currently granted and 53,362 shares of common stock reserved for awards under the Option Plan and 61,701 shares of common stock currently granted and 20,505 shares authorized for awards under the RRP (collectively, the “Plans”). In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Registrant that, by reason of certain events specified in the Plans, may become issuable upon exercise of option or grant of awards through the application of certain anti-dilution provisions.
(2)	Estimated solely for purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which 152,154 shares of the Registrant were deemed offered pursuant to the Plans at $10.12 and 135,568 shares that may be acquired pursuant to options or pursuant to other equity awards granted in future are deemed to be offered at $10.11 per share, the average of the daily high and low sales prices of common stock of the Registrant on the Nasdaq Capital Market at the close of trading on November 28, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

Note: The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents and information heretofore filed with the Commission by CMS Bancorp, Inc. (the “Registrant”) (Commission File No. 001-33322) are incorporated by reference in this registration statement:

(1)	the description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated February 13, 2007, and any amendments thereto;

(2)	the Registrant’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007 and June 30, 2007, which were filed with the Commission pursuant to the Exchange Act;

(3)	the Registrant’s Current Report on Form 8-K filed pursuant to Rule 13a-11 of the Exchange Act, dated February 22, 2007;

(4)	the Registrant’s Current Report on Form 8-K filed pursuant to Rule 13a-11 of the Exchange Act, dated March 30, 2007;

(5)	the Registrant’s Current Report on Form 8-K filed pursuant to Rule 13a-11 of the Exchange Act, dated May 2, 2007;

(6)	the Registrant’s Current Report on Form 8-K filed pursuant to Rule 13a-11 of the Exchange Act, dated August 6, 2007;

(7)	the Registrant’s Current Report on Form 8-K filed pursuant to Rule 13a-11 of the Exchange Act, dated November 6, 2007; and

(8)	the Registrant’s Current Report on Form 8-K filed pursuant to Rule 13a-11 of the Exchange Act, dated November 13, 2007.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant will provide without charge to each person to whom the prospectuses are delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to: Stephen Dowd, Senior Vice President and Chief Financial Officer, CMS Bancorp, Inc., 123 Main Street, White Plains, New York 10601. Telephone requests may be directed to (914) 422-2700.

All information appearing in this registration statement and the prospectuses is qualified in its entirety by the detailed information appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation of a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Article IX of the Registrant’s Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for damages for breach of his fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is expressly prohibited by the DGCL.

Article X, Section 2 of the Registrant’s Certificate of Incorporation requires the Registrant, among other things, to indemnify to the fullest extent permitted by the DGCL, any person who is or was or has agreed to become a director or officer of the Registrant, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, including actions or suits by or in the right of the Registrant, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Registrant.

Article X, Section 11 of the Registrant’s Certificate of Incorporation also empowers the Registrant to purchase and maintain insurance to protect itself and its directors, officers, employees and agents and those who were or have agreed to become directors, officers, employees or agents, against any liability, regardless of whether the Registrant would have the power to indemnify those persons against such liability under the law or the provisions set forth in the Certificate of Incorporation, provided that such insurance is available on acceptable terms as determined by a vote of the Board of Directors. The Registrant is also authorized under Article X, Section 9 of its Certificate of Incorporation to enter into individual indemnification contracts with directors, officers, employees and agents which may provide indemnification rights and procedures different from those set forth in the Certificate of Incorporation.

The Registrant and Community Mutual Savings Bank (the “Bank”) have each entered into parallel Employment Agreements with John Ritacco. The Agreements each provide for indemnification to be provided to Mr. Ritacco to the fullest extent permitted under applicable law. The Registrant and the Bank are also parties to Change of Control Agreements with Mr. Ritacco, Stephen Dowd, Christopher Strauss, Diane Cocozzo and Laura Caruolo which provide for indemnification for attorneys’ fees in some instances. These Change of Control Agreements are guaranteed by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of CMS Bancorp, Inc., filed on December 7, 2006 as Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 (Registration No. 333-139176), is incorporated herein by reference.

4.2	Bylaws of CMS Bancorp, Inc., filed on December 7, 2006 as Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 (Registration No. 333-139176), is incorporated herein by reference.

4.3	Form of Option Agreement under the CMS Bancorp, Inc. 2007 Stock Option Plan.

4.4	Form of Restricted Stock Award Agreement under the CMS Bancorp, Inc. 2007 Recognition and Retention Plan.

5.1	Opinion of Thacher Proffitt & Wood LLP.

23.1	Consent of Beard Miller Company LLP.

23.2	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1).

99.1	CMS Bancorp, Inc. 2007 Stock Option Plan filed on September 21, 2007 as Appendix A to Registrant’s Definitive Proxy Statement (File No. 001-33322), is incorporated herein by reference.

99.2	CMS Bancorp, Inc. 2007 Recognition and Retention Plan filed on September 21, 2007 as Appendix B to Registrant’s Definitive Proxy Statement (File No. 001-33322), is incorporated herein by reference.

Item 9.	Undertakings.

A.	Rule 415 offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Incorporated annual and quarterly reports. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Filing of Registration Statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on November 28, 2007.

CMS Bancorp, Inc.
(Registrant)

By:	/s/ John E. Ritacco
John E. Ritacco
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act and any rules and regulations promulgated thereunder, this Registration Statement, has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John E. Ritacco	President and Chief Executive Officer	November 28, 2007
John E. Ritacco

/s/ Stephen Dowd	Senior Vice President and Chief Financial Officer	November 28, 2007
Stephen Dowd

Name	Title	Date

/s/ Thomas G. Ferrara	Chairman	November 28, 2007
Thomas G. Ferrara

/s/ William V. Cuddy, Jr.	Director	November 28, 2007
William V. Cuddy, Jr.

/s/ Susan A. Massaro	Director	November 28, 2007
Susan A. Massaro

/s/ Cheri Mazza	Director	November 28, 2007
Cheri Mazza

/s/ Matthew G. McCrosson	Director	November 28, 2007
Matthew G. McCrosson

/s/ Anne Marie V. Romagnoli	Director	November 28, 2007
AnneMarie V. Romagnoli

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Incorporation of CMS Bancorp, Inc., filed on December 7, 2006 as Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 (Registration No. 333-139176), is incorporated herein by reference.

4.2	Bylaws of CMS Bancorp, Inc., filed on December 7, 2006 as Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 (Registration No. 333-139176), is incorporated herein by reference.

4.3	Form of Option Agreement under the CMS Bancorp, Inc. 2007 Stock Option Plan.

4.4	Form of Restricted Stock Award Agreement under the CMS Bancorp, Inc. 2007 Recognition and Retention Plan.

5.1	Opinion of Thacher Proffitt & Wood LLP.

23.1	Consent of Beard Miller Company LLP.

23.2	Consent of Thacher Proffitt & Wood LLP (included in Exhibit 5.1).

99.1	CMS Bancorp, Inc. 2007 Stock Option Plan filed on September 21, 2007 as Appendix A to Registrant’s Definitive Proxy Statement (File No. 001-33322), is incorporated herein by reference.

99.2	CMS Bancorp, Inc. 2007 Recognition and Retention Plan filed on September 21, 2007 as Appendix B to Registrant’s Definitive Proxy Statement (File No. 001-33322), is incorporated herein by reference.